Exhibit 99.1
NEWS RELEASE
1495 Steiger Lake Lane
Victoria, Minnesota 55386
952-443-2500

CONTACTS:	For Immediate Release
     Mark B. Thomas, CEO
HEI, Inc. Finalizes $8.3 Million Financing Package
MINNEAPOLIS, MINNESOTA, May 16, 2007 — HEI, Inc. (NASDAQ: HEII – www.heii.com) announced today that it signed a three year $8.3 million financing package with Wells Fargo Business Credit. The transaction closed yesterday which consists of an $8 million revolving line of credit, with $2.7 million of the revolver underwritten by the Export-Import Bank, and a $340,000 term loan.
Proceeds will be used to repay the $5 million loan to HEI by Thomas F. Leahy, the company’s chairman of the board, to repay certain obligations of the company and for general operating purposes. Mr. Leahy guaranteed the financing package up to a cap of $4 million and provided collateral to secure the guarantee in the amount of $4 million. In return, he will be paid a guarantee fee by the company for the next six months in consideration for the guarantee and collateral pledge.
The revolving line of credit advance rates are based on outstanding balances of both domestic and foreign accounts receivable and certain inventory balances. The interest rate on the revolving line of credit advances is 2% of over prime and the term loan interest rate is 2.25% over prime. The current prime rate is 8.25%.

HEI, Inc. designs, develops and manufactures microelectronics, subsystems, systems, connectivity and software solutions for OEMs engaged for the medical equipment and medical device, hearing, communications, and industrial markets. HEI provides its customers with a single point of contact that can take an idea from inception to a fully functional, cost effective and manufacturability product utilizing innovative design solutions and by the application of state-of-the-art materials, processes and manufacturing capabilities.

Headquarters & Microelectronics Division	PO Box 5000, 1495 Steiger Lake Lane, Victoria, MN 55386
-Advanced Medical Division	4801 North 63rd Street, Boulder, CO 80301
-High Density Interconnect Division	610 South Rockford Drive, Tempe, AZ 85281
RF Identification and Smart Card Division	1546 Lake Drive West, Chanhassen, MN 55317
FORWARD LOOKING INFORMATION
Information in this news release, which is not historical, includes forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements contained in this press release, including the implementation of business strategies, and future results are forward looking statements. All of such forward-looking statements involve risks and uncertainties including, without limitation, continuing adverse business and market conditions, the ability of HEI to secure and satisfy customers, the availability and cost of materials from HEI’s suppliers, our ability to satisfy financial or other obligations or covenants set forth in our financing agreements, adverse competitive developments, change in or cancellation of customer requirements, collection of receivables and outstanding debt, HEI’s ability to control fixed and variable operating expenses , and other risks detailed from time to time in HEI’s SEC filings. We undertake no obligation to update these statements to reflect ensuing events or circumstances, or subsequent actual results. See the risk factor section in our annual report on Form 10K for year ended September 2, 2006.